SERVICES AGREEMENT
                                 BY AND BETWEEN
                             SUN RIVER ENERGY, INC.
                                       AND
                       THOMASSON PARTNER ASSOCIATES, INC.


This Agreement ("Agreement") shall set forth the terms and conditions between Thomasson Partner Associates, Inc. ("Thomasson"), a Colorado Corporation whose mailing address is 1410 High Street, Denver, Colorado 80218 and Sun River
Energy, Inc. ("Sun River"), a Colorado Corporation whose address is 1410 High Street, Denver, CO 80218 under which Sun River agrees to compensate Thomasson for geological, geophysical, and geochemical exploration and other services. In this Agreement Thomasson and Sun River shall collectively be referred to as the "Parties." Sun River and Thomasson hereby agree to the following:

1. This Agreement only covers those Projects that the Board of Sun River has approved for services. At the signing of this Agreement, these Projects are:
Lewis (MT), Clark (MT), Raven Creek (WY), Donkey Creek (WY), Black Thunder (WY), Wasatch South (UT), and Colfax (NM). The parties acknowledge that TPA has only been paid one-half the Project Fee for the Lewis and Clark Projects. Other Projects may be added from time to time by mutual written consent.

2. This Agreement shall supersede Paragraph 5 ("Consulting Fee") of that particular Project Consulting Agreement between Sun River and TPA dated 3/1/2009 and covering the Colfax Project with regard to consulting work performed on the Colfax Project. It is the intent of this Agreement to provide for Consulting Services beyond those originally anticipated in the 3/1/2009 Agreement.

3. Effective Date: The Effective Date of this Agreement and any transactions contemplated herein shall be construed to begin on January 1, 2010.

4. Duties and Responsibilities: Thomasson shall have the responsibility of providing services under following rates and terms:

a) Sun River shall pay TPA at a rate of $480 per eight (8) hour day for up to ten (10) days a month for any particular Associate. If a particular Associate is asked to work for Sun River beyond ten (10) days in a given month, Sun River shall pay TPA for the time above 40 hours at a rate no less than $600 per eight (8) hour day pro rated on an hourly basis. These rates are for those Projects in which TPA has been paid a Project Fee and retains an ORRI (either contractually or through assignment).

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





b) TPA Associates who are Advisory Board members shall first apply any consulting hours against their particular Advisory Board Contract and any such compensation shall be paid TPA based upon the terms of the Advisory Board Contract and not based on this Agreement. Any hours they spend consulting for Sun River that exceed the number designated by their Advisory Board Contract shall be compensated as per Paragraph 4a.

c) TPA shall make available Geotechnical assistance for a period of time not to exceed 40 hours a month, at a rate of $50 per hour.

d) Sun River shall pay TPA $500 per month for office rental for one office. This rent shall apply to November and December of 2009, as well as January of 2010 thru April 2010. Within 30 business days of the signing of this Agreement, Sun River shall pay TPA $3500.00 as back rent. TPA may direct at TPA's sole discretion or Sun River may elect on its own accord to vacate its office by giving one (1) month's notice. Upon vacating the office, Sun River will no longer be obligated to pay a monthly rental. Discontinuance of Sun River as a tenant to TPA will not affect the remaining terms of this Agreement.

e) TPA shall make available senior technical personnel for Geological and Geophysical assistance as requested by Sun River, for up to 40 hours a month per staff member.

f) Individuals who are Associates of TPA will work under the auspices of this Agreement. If an individual is unwilling to work under these terms, then another Associate may be chosen who is willing to abide by these terms, and who is acceptable to Sun River. Both the time and specific Associates must be approved by TPA. Sun River is free at any time to hire consultants from outside the pool of TPA Associates.

g) TPA Associates who perform consulting work for Sun River shall keep careful track of their hours, and shall provide a detailed time sheet at the end of each month for billing purposes.

h) TPA Associates will perform consulting work only when directed to do so by the Sun River President and Chief Operating Officer, and Sun River will have full supervisory capacity as it deems proper.

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5. Notices:  All notices and other  communications  required or permitted by the terms of the Agreement or any notices that one party may desire to give to the other party shall be in writing, unless otherwise specifically provided, and shall be deemed to have been properly delivered if personally handed to an authorized representative of the party for whom intended, or sent by overnight delivery service, or facsimile (with written confirmation of a successful transmission), and addressed to the Parties to whom the notice is given at the address listed below or such other addresses as any party may from time to time designate by notice in writing to the other party. The originating notice to be given under any provision hereof shall be deemed to be given only when received by the party to whom such notice is directed, and the time for such party to give any notice in response thereto shall run from the date that said originating notice is received. A response shall be deemed returned when deposited in the mail or with overnight delivery service or facsimile (with written confirmation of a successful transmission), with postage or charges prepaid. Each party shall have the right to change its address at any time or from time to time by giving written notice thereof to all other Parties. Notices by Parties hereto shall be promptly given in writing and shall be delivered as follows:

Thomasson Partner Associates, Inc,          Sun River Energy, Inc.
Attn : Dr. M Ray Thomasson                  Attention: Jay Leaver
1410 High Street                            c/o 1410 High Street
Denver, CO 80128                            Denver, CO 80218
Telephone: 303-436-1930                     Telephone: 800-669-6511
Fax:     303-322-2288                       Fax :888-344-8871
Email: TPAEXPL@aol.com

6. No Partnership and Jurisdiction: The duties, obligations, and liabilities of the Parties hereto are intended to be several and not joint or collective. This Agreement is not intended to create, and shall not be construed to create an association or trust, or to impose a partnership, duty, obligation, or liability with regard to any one or more of the Parties hereto. Each party hereto shall be individually responsible for its own obligations as herein provided. THIS LETTER AGREEMENT AND THE RELATIONSHIP THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF COLORADO WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISION.

7. Laws and Regulations: The Parties, in conducting all operations under this Agreement, shall comply with all applicable state and federal laws, rules and regulations.

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8.  Termination:  This  Agreement may be terminated at any time by either TPA or
Sun River with a thirty (30) day written notice. In the event this Agreement is not terminated by either party by prior written notice, this Agreement shall be terminated on December 31, 2010, unless extended by mutual written Agreement.

9. Mediation and Arbitration: All claims, demands, disputes and controversies in connection with this Agreement that may arise between the Parties as to this Agreement shall first be submitted to a mutually agreed neutral third party for mediation. If mediation is not successful then dispute shall be settled by arbitration. Such arbitration shall be governed by the commercial arbitration rules of American Arbitration Association. All such mediation and/or arbitration shall take place in Denver, Colorado. In the event of arbitration, TPA shall appoint one arbitrator to serve on the panel and shall be responsible for paying said arbitrator to serve on the panel; Sun River shall also appoint one arbitrator to serve on the panel and shall be responsible for paying said arbitrator to serve on the panel. Each of said arbitrators shall then select a neutral third arbitrator to serve on the panel and the parties shall share equally the cost of the third arbitrator. If the arbitrators selected by the parties are unable to agree upon a neutral third arbitrator, then the parties shall select the third arbitrator in accordance with the commercial arbitration rules of the AAA.

10. Miscellaneous: This Agreement may be executed in one document, signed by all Parties, or in a number of counterparts; and when executed in counterpart, all such counterparts shall constitute one document. This Agreement shall inure to the benefit of and be binding upon the Parties, their successors and assigns. Facsimile signatures shall be deemed original for all purposes.

Accepted this 2nd day of June, 2010

THOMASSON PARTNER ASSOCIATES, INC.


/s/ M. Ray Thomasson
  -------------------
    M. Ray Thomasson
    President

Sun River Energy, Inc.

/s/ Jay Leaver
---------------
    Jay S. Leaver
    President

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